Exhibit 99.1

For Immediate Release

American Media Operations, Inc. Announces Extension and Amendment of its Cash Tender Offers and Related Consent Solicitations for Outstanding Senior Subordinated Notes

NEW YORK, NY, October 28, 2008 --- American Media, Inc. (“AMI”) announced today that its subsidiary American Media Operations, Inc. (“AMOI”) has extended the expiration date for and amended its previously announced cash tender offers (the “Tender Offers”) and consent solicitations (the “Consent Solicitations”) in respect of an aggregate of approximately $570 million of its outstanding senior subordinated notes (the “Existing Notes”), consisting of (1) $400,000,000 aggregate principal amount of 10¼% Series B Senior Subordinated Notes due 2009 (CUSIP No. 02744RAH0) and $14,544,000 aggregate principal amount of 10¼% Series B Senior Subordinated Notes due 2009 (CUSIP No. 02744RAM9) (collectively, the “2009 Notes”) and (2) $150,000,000 aggregate principal amount of 8⅞% Senior Subordinated Notes due 2011 (CUSIP No. 02744RAK3) and $5,454,000 aggregate principal amount of 8⅞% Senior Subordinated Notes due 2011 (CUSIP No. 02744RAP2) (collectively, the “2011 Notes”).

The Tender Offers and Consent Solicitations, which were originally scheduled to expire at 11:59 p.m., New York City time, on September 25, 2008, and were previously extended until 5:00 p.m., New York City time, on October 28, 2008, are being further extended until 5:00 p.m., New York City time, on November 21, 2008 (the “Expiration Time”), unless further extended.  In addition, AMOI has amended the terms of the Tender Offers and Consent Solicitations to provide that the Tender Offers and Consent Solicitations are being made to holders of record of Existing Notes as of 5:00 p.m. on November 17, 2008.  All other terms, provisions and conditions of the Tender Offers and Consent Solicitations will remain in full force and effect.

AMOI also announced today that it continues to be engaged in discussions with an ad hoc committee of holders of Existing Notes regarding the possible amendment of the Tender Offers and Consent Solicitations.

The Tender Offers and Consent Solicitations are being made pursuant to the Offer to Purchase and Consent Solicitation Statement, as amended, and the related Letter of Transmittal and Consent, and the Consent Solicitation Statement, as amended, and the related Letter of Consent, each dated August 26, 2008, which more fully set forth the terms of the Tender Offers and the Consent Solicitations.  Eligible holders who wish to receive the total consideration must validly tender and not validly withdraw their Existing Notes on or prior to the Expiration Time. All other holders who wish to receive the consent payment must validly consent and not validly revoke their consents on or prior to the Expiration Time.

J.P. Morgan Securities Inc. is acting as the Dealer Manager for the Tender Offers and Solicitation Agent for the Consent Solicitations and can be contacted at (212) 357-0775 (collect).  MacKenzie Partners, Inc. is acting as the Information Agent for the Tender Offers and Consent Solicitations as well as Tabulation Agent for the Consent Solicitations.  Requests for documentation relating to the Tender Offers and Consent Solicitations may be directed to the Information Agent at (800) 322-2885 (toll free) and (212) 929-5500 (collect).

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Existing Notes. The offers to buy the Existing Notes are only being made pursuant to the tender offer documents.  The Tender Offers and the Consent Solicitations are not being made to holders of Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offers and the Consent Solicitations to be made by a licensed broker or dealer, the Tender Offers and the Consent Solicitations will be deemed to be made on behalf of AMOI by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About American Media, Inc.

American Media, Inc. is the leading publisher of celebrity journalism and health and fitness magazines in the U.S.  These include Star, Shape, Men’s Fitness, Fit Pregnancy, Natural Health, and The National Enquirer.  In addition to print properties, AMI owns Distribution Services, Inc., the country's #1 in-store magazine merchandising company.

This press release contains “forward−looking statements,” within the meaning of the federal securities laws that involve risks and uncertainties. All statements herein that address activities, events or developments that AMI or AMOI expect or anticipate will or may occur in the future, including estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events, are generally forward−looking statements.

AMI’s actual results may differ materially from its estimates. Whether actual results, events and developments will conform to AMI’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond AMI’s control. Among the risks and uncertainties which could cause AMI’s actual results to differ from those contemplated by its forward−looking statements are the risk that AMI may not be able to refinance its debt; AMI may not be able to successfully develop its magazine operations so that they continue to generate sufficient cash flow to enable AMOI to meet its obligations under its senior credit facility and bond indentures, including the financial covenants under its senior credit facility; AMOI’s ability to comply with covenant requirements in its agreements with its lenders and in its indentures; AMOI’s ability to implement and maintain an effective system of internal controls over financial reporting; actions of rating agencies; industry and general economic conditions; AMI’s ability to realize its expected benefits from cost savings and revenue enhancement initiatives; and the risks and uncertainties contained in AMOI’s periodic reports filed with the Securities and Exchange Commission. Consequently, all forward−looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referenced herein will occur or be realized.

Contact:

Dean Durbin

Executive Vice President and Chief Financial Officer

American Media, Inc.

(212) 545-4829

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